Exhibit 10.1

Severance Agreement

April 2, 2015

This Severance Agreement, (the “Severance Agreement”), dated as reflected above, between Elaine Gentilo, (“Employee”) and First Federal Savings and Loan Association of Port Angeles (“Employer”) defines the terms of Separation between Employee and Employer.

Whereas:

A.	Employer acknowledges that Employee’s separation from employment is by mutual agreement of the parties, and
B.
Employer has agreed to pay the Employee as severance,  a lump sum payment of the equivalent of four (4) months of the Employee’s current salary, subject to standard payroll deductions and withholdings (the “Severance Payment”)  and continued health insurance benefits for the period of four (4) months subject to the terms and agreement stated below,

Therefore:

A.	Employee and Employer recognizes the sensitive nature of the services provided as a part of Employee’s performance with Employer,
B.	Employee and Employer agree that it is in the best interest of both parties for Employee to end their association effective as of the date above,
C.	Employee agrees to leave the premises as of date above, effectively ending her employment with Employer.
D.	Furthermore, Employee agrees to continue to be bound by all terms of employment as defined by the First Federal Employee Handbook and Code of Conduct/Ethics Statement,
E.	Employee attests that she has not retained, removed, shared or converted any customer information to information bases or sources outside of Employer,
F.
Employee attests that she will not provide, retain, share or distribute to any future employer or other persons any information of a proprietary nature, including but not limited to systems, software, products, customers, policies or procedures, gained while employed with Employer,

G.	Employee states that any information which may have been transferred to non-Employer data systems, computers, servers or written files has been returned as of the effective date of this Agreement.
H.
Employee states that all reimbursements sought by Employee from Employer have been made and no future reimbursements, other than Severance Pay, as agreed to above, are due.  Employee shall return all credit cards or other business expense items provided by Employer upon signing of this agreement.

I.	Employee shall terminate all use of Employer data systems and return all passwords, external access devices and system documentation upon the signing of this agreement.
J.
Employee shall not disclose to any person or entity the amount, range, terms, or conditions of this settlement or the substance of the settlement discussions or this Severance Agreement. Notwithstanding the foregoing, the Employee may disclose the matters subject to this confidentiality provision if compelled by court order, subpoena, or other legal requirement.  Further, notwithstanding the foregoing, Employee may discuss the matters subject to this confidentiality provision with her spouse, attorney, accountant, tax preparer, and other persons who are subject to an independent duty to maintain the confidentiality of such information.

K.
Employee  will not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, or business partner of Employer, or any media outlet, make any derogatory, disparaging or critical negative statements, orally, written or otherwise, against Employer or any of  Employer’s managers, directors, officers or employees.  Nothing herein shall prevent Employee from testifying truthfully in connection with any litigation, arbitration or administrative proceeding when compelled by subpoena, regulation or court order to do so.

Employer, including its managers, directors, officers or other employees responsible for communicating employment-related information, will not make any derogatory, disparaging, critical or negative statements, orally, written or otherwise against Employee to any person or entity including, but not limited to, any actual or potential employer and/or the Employment Security Department of the State of Washington. Employer shall only confirm Employee’s date of hire; date of separation; and annual salary in response to inquiry from a prospective future employer of Employee unless Employee consents in writing to disclosure of additional information.

L.
Employee agrees that any violation of the terms of this Agreement shall result in the revocation of the Severance payment. Any identification by Employer of a violation will result in the Employee’s being required to repay the Severance monies to Employer.  Employer may also pursue claims for additional damages and/or injunctive relief arising from any breach hereof.

M.
Release and Waiver of Claims.  Employee, for herself, her spouse, heirs, successors and assigns, hereby forever releases and waives any and all claims she may have against Employer, including, without limitation, claims for additional compensation or benefits arising out of, based upon, or related in any manner to Employee’s employment with Employer or termination thereof; any alleged violation of any federal, state, or local law, statute, ordinance or regulation related to the employment relationship, and in particular, employment discrimination (including, without limitation, age, race, national origin, ethnicity, disability, sex, religious, and sexual orientation discrimination), including, without limitation, Title VII of the Civil Rights Act of 1964, as amended 42 USC § 1981, the Sarbanes-Oxley Act of 2002, the Americans with Disabilities Act, the Older Worker Benefit Protection Act, 29 E.S.C. §§ 621 et seq.(“OWBPA”), the Age Discrimination Employment Act (“ADEA”), Washington Law Against Discrimination, Chapter 49.60 RCW, Washington anti-SLAPP statutes, RCW 4.24.510 et seq. or any other applicable legal limitation of the employment relationship; breach of express or implied contract claim; retaliatory discharge claims; whistleblower claims; wrongful discharge claims, whether in violation of public policy or otherwise; breach of the express or implied covenant of good faith and fair dealing; constructive discharge; and any and all other legal and equitable claims relating to Employee’s employment and separation from employment.

N.
Employer acknowledges that Employee’s separation from employment is by mutual agreement of the parties. Employer will not oppose or contest Employee’s request for unemployment compensation benefits through the State of Washington Department of Employment Security. Employer, however, does not guaranty Employee’s eligibility for such benefits.

Nothing in this Agreement shall be deemed to prohibit Employee from challenging the validity of this Agreement under federal or state discrimination laws or from filing a charge or complaint of age or other employment related discrimination with the Federal Equal Employment Opportunity Commission and/or the State of Washington Human Rights Commission (collectively “EEOC”), or for participating in any investigation or proceeding conducted by EEOC.  Provided further that nothing in this Agreement shall limit the Employer’s right to seek immediate dismissal of such charge or complaint on the basis that Employee’s execution of this Agreement constitutes a full release of any individual rights under federal or state discrimination laws.

Employee agrees that if she attempts to challenge the validity or enforcement of this Agreement (not including filing a complaint with EEOC), Employee shall, as a condition precedent to asserting such challenge, tender all monies received by Employee pursuant to this Agreement to the Employer by certified funds. Employee acknowledges, understands and affirms that:

a.	This Agreement is a binding legal document;
b.	Employee is hereby advised in writing to consult with an attorney before signing this Agreement;
c.	Employee has executed this Agreement as her free and voluntary act and deed;

d.
Employee has twenty-one (21) days from receipt of this Agreement to decide whether to sign it, and further, if Employee signs this Agreement before the expiration of the twenty-one day period, she has done so voluntarily;

e.	Employee is entitled to revoke this Agreement within seven (7) days after signing it, and this Agreement shall not become effective or enforceable until the seven day revocation period has expired;
f.	No payment shall be made under this Agreement until the seven (7) day revocation period has expired;
g.	Payment hereunder shall be made to Employee within ten (10) days after expiration of the seven (7) day revocation period;
h.
Employee is forty (40) years of age or over.  Employee has specific rights under the OWBPA and ADEA, which prohibit discrimination based on age.  The release set forth above is intended to release any right Employee may have to file a claim against Employer alleging age discrimination (other than with EEOC or state human rights commission).

O.	IT IS FURTHER AGREED AS FOLLOWS:

a.
Each Party is executing this Severance Agreement and any other documents contemplated herein wholly upon her or its own volition, individual judgment, belief, and knowledge, and this Severance Agreement is made without reliance upon any statement or representation of any other Party, except those representations and warranties expressed in this Severance  Agreement or in separate written documents executed by and between the Parties with or after the execution of this Severance Agreement;

b.
In any action brought to enforce or interpret the terms of this Severance Agreement, the prevailing party in such action shall be entitled to recover all costs and expenses incurred in such action, including their reasonable attorneys' fees. Venue for any such action shall be in the Superior Court of the State of Washington, in and for the County of Clallam.

c.	This Severance Agreement may be executed in counterparts, in which case all such counterparts shall constitute one and the same Severance Agreement.

The signatures below by Employee and Employer signify their agreement to, and acceptance of, the terms of this Agreement as their free and voluntary act.

EMPLOYEE:	EMPLOYER:

/s/Elaine Gentilo	/s/Jeff Davis
Elaine Gentilo April 22, 2015	By: Jeff Davis Title: Chief Operations Officer April 27, 2015